Exhibit 10.2

NON-INDEPENDENT BOARD MEMBER LETTER OF AGREEMENT

Dear Cheryl,

As discussed, this letter (the “Agreement”) is to memorialize the terms of your continued position as non-independent member of the Board of Directors (the “Board”) of EzFill Holdings, Inc. (the “Company”) following your resignation as COO.

You shall serve as a Board member upon the terms and conditions set forth in this Agreement. The date on which this Agreement is signed shall constitute the “Effective Date.”

1. Board Services. As a member of the Board, your Services shall include: (i) using your reasonable best efforts to provide financial and strategic advice to the Company; (ii) attending and participating in such number of meetings of the Board as regularly or specially called, but in any case, no fewer than four (4) meetings per year. Board meetings may be held via teleconference, videoconference or in person; (iii) consulting with other Board members regularly and as necessary via telephone, electronic mail or other forms of correspondence; (iv) at the discretion of the Company participating in at least two conference call for operational purposes with the Company’s management in any month; (v) providing limited strategic consulting services for the Company, as requested; (vi) making strategic introductions (to customers, vendors, or potential investors) for the Company; and (vi) rendering such other services as may be reasonably and customarily requested of a member of a board of directors of a similarly situated company.

2. Board Term. Your term shall continue until its expiration or renewal at the Company’s next annual meeting of shareholders or until your earlier resignation or removal.

3. Company Policies. You will comply with all laws and regulations applicable to the Company and subject to your review and approval you agree to comply with all policies adopted by the Company. The Company has adopted a number of policies that regulate several areas of operations, behavior and ethics, including, but not limited to, the Insider Trading Policy, Anti-Fraud Policy, Conflict of Interest Policy, Discrimination Harassment, Bullying & Retaliation Prevention Policy. You agree to comply with all Company policies and to be bound by the Company’s Code of Business Conduct and Ethics (the “Code”). All policies and the Code shall be made available for your review at any time upon request.

4. Committees. You will not serve on any committees.

5. Compensation. You will receive such compensation as is approved by the Company’s compensation committee from time to time. The current board compensation structure is attached to this Agreement as Schedule I. Board compensation may be modified from time to time as determined by the Company’s compensation committee. Compensation for your services as a board member will begin on the Effective Date and for this year of services, will be pro-rated on an annual basis from the Effective Date.

6. Lockup. You hereby agree that you will not offer, pledge, sell, contract to sell, hypothecate, lend, transfer or otherwise dispose of the Shares or any other shares of the Company’s common stock you receive from the Company from the date you receive such shares through the six-month anniversary of the receipt of the shares (the “Lockup Period”). Following the expiration of the Lockup Period, you shall have the right, in the aggregate, to sell, dispose of or otherwise transfer the shares of the Company’s common stock that you own, without restriction, up to five percent (5%) of the total daily trading volume of the Company’s common stock. Until you no longer own any of the Company’s securities, within thirty (30) days of any sale or transfer made by you with regard to the Company’s securities, you shall deliver to the Company written notice of such sale or, transfer.

5. Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, you may, at any time and from time to time, transfer the Company’s securities that you own: (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for your direct or indirect benefit or your immediate family, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which you are a general partner, or (iv) as a gift of to an organization exempt from taxation under Section 501 (c)(3) of the Internal Revenue Code of 1986, as amended, provided that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to you so that in the aggregate, no more than the number of the Company’s securities allowable under this Agreement may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

6. Ownership. Until you have sold the securities in question, you shall retain all rights of ownership in the securities, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent and such transfer agent shall only release shares in accordance with the limitations contained herein. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Company’s securities if such transfer would constitute a violation or breach of this Agreement.

7. Expenses. The Company agrees to reimburse all of your travel and other reasonable documented expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable out of pocket expenses that you incur in connection with the performance of your duties as a member of the Board. The Company will only reimburse expenses for which you provide receipts.

8. Indemnification. You will receive full indemnification as a member of the Board to the maximum extent extended to the other Board members generally, as set forth in the Company’s Certificate of Incorporation, as amended, and bylaws.

9. D&O Insurance. As a director, you will be covered under the Company’s Director and Officer Insurance Policy. A copy of this policy will be provided to you upon request.

10. Service for Others, Conflict of Interest. You will be free to represent or perform services for other persons during the term of this Agreement. However, you will not engage in any activity that creates an actual or perceived conflict of interest with the Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and you agree to notify the Board before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with the Company. Notwithstanding the above, you will not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of the Company’s disinterested board members, without the approval of the Board.

11. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the majority of the other Board members.

12. Confidential Information. You hereby represent and agree as follows:

a.	For purposes of this Agreement, the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information that is related to the business of the Company and is generally not known by non-Company personnel; or (iii) by way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Notwithstanding the foregoing, the term “Confidential Information” shall not include: (i) any information which becomes generally available to the public other than because of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

b.	You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

c.	You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company or as required by applicable law or order of a court or governmental authority. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph shall survive termination of this Agreement.

14. Board Termination and Resignation. You may be removed for any or no reason by a vote of the Company’s stockholders in accordance with the Company’s bylaws and all applicable law. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or its equivalent value in Common Stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your duties as of the effective date of such termination or Resignation.

15. Governing Law and Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Florida applicable to agreements made and to be performed entirely in the State of Florida. Any claim, suit or proceedings between you and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement and/or your Service shall be brought exclusively in either the United States District Court for the State of Florida or in a Florida state court and that the parties will submit to the jurisdiction of such court.

16. Entire Agreement, Amendment, Waiver, Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement sets forth the terms of your Services as a member of the Board. Nothing in this Agreement should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company.

Very truly yours,

EzFill Holdings, Inc.

/s/ Michael McConnell,
CEO & Director

Accepted and Agreed:

Signature:	/s/ Cheryl Hanrehan
Name:	Cheryl Hanrehan
Date:	January 28, 2022